Exhibit 1.01

CONFLICT MINERALS REPORT FOR CALENDAR YEAR 2017

Part I: Introduction

This document constitutes Merck & Co., Inc.’s Conflict Minerals Report (the “Report” or "CMR") for the year ended December 31, 2017. We have prepared this Report and are issuing it in accordance with the requirements of Rule 13p-1 under the Securities Exchange Act of 1934, as amended, and in connection with Merck & Co., Inc.’s disclosure filed on the specialized disclosure form (“Form SD”). Any references to “Merck,” the "Company,” “we,” “us,” and “our” refer to Merck & Co., Inc. and its consolidated subsidiaries.

In August 2012, the U.S. Securities and Exchange Commission (“SEC”) issued rules implementing the “Conflict Minerals” disclosure requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “SEC Conflict Minerals Reporting Rule” or the “Rule”). If an SEC registrant manufactures (or contracts to have manufactured) products containing columbite-tantalite (coltan), cassiterite, gold, wolframite or their derivatives, which are limited to tantalum, tin and tungsten (collectively, “3TG” or “Conflict Minerals”), and the 3TG is necessary to such products’ functionality or production, the Rule requires that registrant to undertake a Reasonable Country of Origin Inquiry ("RCOI"). If, as a result of a RCOI, the Company knows or has reason to believe that any 3TG originated in the Democratic Republic of Congo or an adjoining country as defined in the Rule (the “Covered Countries”), and is not from recycled or scrap sources, the registrant must exercise due diligence on the source and chain of custody of such minerals. Specifically, registrants must determine whether: (a) any 3TG which is necessary to the functionality or production of a product manufactured or contracted to be manufactured originated in the Covered Countries; and (b) the minerals directly or indirectly finance or benefit armed groups in the Covered Countries.

Overview

Merck & Co., Inc. (Merck or the Company) is a global health care company that delivers innovative health solutions through its prescription medicines, vaccines, biologic therapies and animal health products. The Company’s operations are principally managed on a products basis and include four operating segments, which are the Pharmaceutical, Animal Health, Healthcare Services and Alliances segments. The Pharmaceutical segment includes human health pharmaceutical and vaccine products. Human health pharmaceutical products consist of therapeutic and preventive agents, generally sold by prescription, for the treatment of human disorders. The Company sells these human health pharmaceutical products primarily to drug wholesalers and retailers, hospitals, government agencies and managed health care providers such as health maintenance organizations, pharmacy benefit managers and other institutions. Vaccine products consist of preventive pediatric, adolescent and adult vaccines, primarily administered at physician offices. The Company sells these human health vaccines primarily to physicians, wholesalers, physician distributors and government entities. The Company also has an Animal Health segment that discovers, develops, manufactures and markets animal health products, including vaccines, which the Company sells to veterinarians, distributors and animal producers. The Company’s Healthcare Services segment provides services and solutions that focus on engagement, health analytics and clinical services to improve the value of care delivered to patients. The Company was incorporated in New Jersey in 1970.

Merck has thousands of direct material suppliers and an extensive internal and external network of manufacturing sites around the world. Given the size and complexity of Merck’s supply chain, Merck is several tiers removed from smelters/refiners and has no direct business relationship with them. As a result,

Merck must rely on its direct material suppliers to provide information on their upstream supplier sourcing; this includes country of origin determinations for Conflict Minerals that may go into the materials or product provided by those direct material suppliers to Merck. In addition, the amount of reliable information available globally on the traceability and sourcing of Conflict Minerals is limited, which presents another challenge to our ability to precisely track any Conflict Minerals back to their source and origin, thereby making us more reliant on the information provided by our direct material suppliers and industrial initiatives such as the Responsible Materials Initiative ("RMI").

Our Conflict Minerals Policy

Merck has established a Conflict Minerals Policy governing its position and commitment on managing the use of Conflict Minerals in its supply chain.

Our Conflict Minerals Policy can be found on our website: http://www.merck.com/about/views-and-positions/conflict_minerals_policy.pdf.

Our Scoping Assessment

Merck completed the scoping assessment activities of all materials and products introduced in our supply chain for this reporting period and confirmed there were no new materials or products containing any Conflict Minerals that may be necessary to the functionality or production of our products, including those made by contract manufacturers or that Merck manufactures along with its joint ventures. Consistent with the Company’s last filing, Merck has determined that none of our Pharmaceutical or Animal Health medicines, vaccines or biologic products contains 3TG. Merck does, however, have reason to believe that 3TG is necessary to the functionality or production of a small number of its product delivery systems and ancillary devices to support the use of our products. As a result, Merck is taking the actions described in Part II and conducting a RCOI of these in-scope products.

Part II. Reasonable Country of Origin Inquiry

For the 2017 reporting period, Merck continued to use the Conflict Minerals Reporting Template (“CMRT”) published by the RMI for the RCOI survey to obtain countries of origin information for any Conflict Mineral smelters/refiners that may exist upstream in our supply chain. Our scoping assessment confirmed that five direct material suppliers (including contract manufacturers) were in scope for the RCOI survey. Accordingly, we sent the RCOI survey to these five suppliers. We requested our direct material suppliers to identify the smelters/refiners and countries of origin of the Conflict Minerals in products or materials they supply to us. Prior to the RCOI survey being sent, each direct material supplier received an introductory email from Merck that provided each supplier with information on the Rule, the name of the material or product in-scope for the survey, links to Merck’s Conflict Minerals Policy and Business Partner Code of Conduct ("BPCC"), Conflict Minerals basic training material, and the reasons why we contacted them. We also provided these suppliers with additional resources provided by RMI, such as the CMRT completion guide, Conflict Minerals Training Modules, supplier communication introduction letter in five languages, and the smelters and refiners conflict free program. Following the initial survey request, reminder emails were sent by Merck personnel asking suppliers to complete the RCOI survey. We also implemented an internal escalation process for suppliers who remained non-responsive after these reminders. For the direct material suppliers who responded to the survey, we reviewed the responses for completeness and consistency according to our Conflict Minerals Program and followed up with these suppliers as necessary. Merck also engaged with suppliers in the survey to help them understand the importance of sourcing from conformant smelters/refiners, and provided them with materials to further engage their upstream suppliers to identify the smelters/refiners. The status of the RCOI was provided to the senior management of Merck’s Procurement group.

We received responses from all five direct material suppliers that were in the RCOI survey. All five direct material suppliers were in the RCOI survey last year, and their responses were consistent with the last survey. These five direct material suppliers stated that some 3TG is used in their materials or products, or is necessary to the functionality or production of the materials or products purchased by Merck. Four of the five direct material suppliers were able to identify some smelters/refiners. Based on the RCOI survey responses received and subsequent smelter/refiner information verification, we have reason to believe that a number of the smelters/refiners disclosed by our direct material suppliers might be sourcing 3TG from Covered Countries and that the 3TG does not completely come from recycled or scrap sources. As a result, Merck designed and implemented a due diligence process.

Part III. Design of Conflict Minerals Program

We have designed our due diligence process to conform, in all material respects, with the Organization for Economic Co-Operation and Development’s Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas ("OECD Guidance"), and related supplements for tin, tantalum, tungsten and gold. Summarized below are the design components of our Conflict Minerals Program as they relate to the five step framework from the OECD Guidance.

OECD Step 1: Establish strong company management systems

Conflict Minerals Policy: We have an established Conflict Minerals Policy. Our Conflict Minerals Policy is posted on our Company website and is distributed to the direct material suppliers in the survey.

Conflict Minerals Expectations: We define and communicate our expectations for the responsible sourcing of minerals in our company’s BPCC. All business partners that engage in the manufacture of our products or that supply direct materials are expected to maintain procedures to ensure the responsible sourcing of minerals.

Conflict Minerals Team: We maintain a cross-functional team consisting of Compliance, Supplier Management, Business Development, and Technical Experts that supervise and manage our Conflict Minerals Program. This team provides program status updates to senior management of Procurement and the Executive Vice President and President of Merck Manufacturing Division periodically.

Conflict Minerals Training: We train staff that have responsibility for sourcing direct materials on the processes and procedures that must be followed when sourcing materials, including those that may potentially contain Conflict Minerals.

Conflict Minerals Information: We provide information and training materials on Conflict Minerals to direct materials suppliers identified as in-scope to receive an RCOI survey to help inform and educate them.

Conflict Minerals Control System: We maintain a Conflict Minerals Program that is linked to our supplier sourcing decision-making process. We apply a conflict minerals supply chain system of controls and transparency through the use of the CMRT which is created and maintained by the RMI to identify the smelters/refiners that process the necessary Conflict Minerals potentially contained in our products.

Conflict Minerals Recordkeeping: We keep business records that relate to our Conflict Minerals Program, including the results of RCOI surveys and smelter/refiner due diligence activities, and retain them for at least 5 years.

Conflict Minerals Contract Clause: We maintain a Conflict Minerals compliance clause for inclusion in future contracts with direct material suppliers whose materials or products are known to contain Conflict Minerals and for which Conflict Minerals are necessary to the functionality or production of the products.

Grievance Mechanism: We maintain a mechanism to allow employees, suppliers, business partners and other stakeholders to report concerns, including those that relate to our Conflict Minerals Program. Concerns may be reported confidentially and anonymously through our Company’s AdviceLine.

OECD Step 2: Identify and assess risks in our supply chain

Identify: We identify all direct material suppliers, including contract manufacturers and joint venture partners that supply materials and products to our Company which may potentially contain Conflict Minerals and that are considered in-scope.

Survey: For all direct material suppliers whose materials or products are considered likely to contain Conflict Minerals and for which Conflict Minerals are necessary to the production or functionality of the materials or products, we survey these suppliers using the CMRT developed by CFSI, requesting them to identify smelters/refiners and countries of origin of the Conflict Minerals in the materials and products they provide to us.

Follow-Up: When direct material suppliers fail to provide complete and consistent responses to our RCOI survey request in a timely manner, the sourcing managers and representatives from our Conflict Minerals Team follow up to obtain the requested information.

Compare and Research: Upon receipt of the RCOI survey response, we compare each supplier’s reported list of smelters/refiners against the list of facilities that have received “conformant” or “active” designation from the Responsible Minerals Assurance Program ("RMAP") or other independent third party audit programs, such as the London Bullion Market Association’s Responsible Gold Programme and the Responsible Jewelry Council’s Chain-of-Custody Certification program, to identify their “conflict- free” status. We rely on RMI member data to ascertain the countries of origin of the Conflict Minerals processed by these facilities and, additionally, we leverage the research capabilities of a third party service provider to attempt to identify the countries of origin for supplier identified smelters/refiners that are not disclosed by the RMI.

Document: At the conclusion of the process, we document the smelters/refiners and related countries of origin information for supplier identified smelters/refiners.

OECD Step 3: Execute a strategy to respond to identified risks

We develop and implement Conflict Minerals risk mitigation plans for all direct material suppliers identified as not meeting our Company expectations for responsible sourcing of minerals (e.g., suppliers with no smelters/refiners identified, suppliers with Conflict Minerals sourced from non-conformant smelters/refiners, etc.).

Our Conflict Minerals Team meets with relevant business sourcing managers to discuss and agree upon the actions Merck will take to maintain conformance with our Conflict Minerals Policy. We document and track the implementation of risk mitigation plans for each direct material supplier and present our progress annually to senior management.

Merck also provides information on smelter/refiner compliance status to direct material suppliers. For smelters/refiners that have not yet received a “conformant” or “active” designation from an independent third party audit program (e.g., RMAP), we encourage them indirectly through our direct material suppliers to participate in an internationally recognized independent third party audit program.

OECD Step 4: Carry out independent third-party audits

Merck supports the independent third-party audits of smelters/refiners through our membership contribution to RMI. Merck’s RMI member ID No. is MERK.

OECD Step 5: Report annually on Supply Chain Due Diligence

Merck reports its annual Conflict Minerals due diligence results to the SEC and makes the report available on the Company website at http://www.merck.com/about/how-we-operate/conflict_minerals_report.pdf. The information on this website is not incorporated by reference into this CMR and does not constitute a part of this CMR.

Part IV: Due Diligence Performed

Below is a summary of the due diligence activities Merck performed for this reporting period:

•	Continued to use our Conflict Minerals Program which is integrated in our Company’s sourcing and decision-making processes to evaluate any new suppliers and new products and materials.

•	Continued to roll out the training to new staff involved in direct material sourcing activities.

•	A cross-functional team, consisting of representatives from Compliance, Procurement, Business Development and Technical Operations, oversees our Company’s Conflict Minerals compliance program.

•
Notified our in-scope direct material suppliers of our Conflict Minerals Policy, provided training materials on Conflict Minerals, and provided a link to our Company’s BPCC, which contains information on how to confidentially report concerns.

•
Issued requests to all in-scope direct material suppliers to complete and return a CMRT survey form to obtain smelters/refiners information and countries of origin information for the materials/ products they provided to Merck in 2017.

•
Reviewed CMRT survey responses received to identify potential red flags based on criteria defined in our Company’s Conflict Minerals compliance program. For direct material suppliers surveyed in the previous reporting period, we compared the responses received this reporting period against their prior submission to monitor progress and consistency of reporting.

•
Performed verification activities to determine if any of the smelters/refiners disclosed by suppliers are Conflict Minerals processing facilities, using the Standard Smelter List published by RMI. Where a supplier-identified smelter/refiner was confirmed as a Conflict Minerals processing facility, we evaluated whether or not that smelter/refiner was certified as “conformant” or “active” using the RMAP, or other equivalent validation program. For smelters/refiners not listed on the RMI's Standard Smelter List, we attempted to verify whether or not they are Conflict Minerals processing facilities, using other publicly available sources of information (e.g., by conducting reviews of various government databases and industry/trade organization lists).

•
Conducted internal Conflict Minerals program reviews. Our cross-functional team met to discuss how to improve our Conflict Minerals Program; to review the status of the 2017 RCOI survey responses and due diligence outcomes; and to identify additional actions, if any, Merck will take to further mitigate identified risks.

•
Communicated the results of Conflict Minerals surveys, smelter due diligence outcomes and ongoing risk mitigation efforts to senior management, including those responsible for global supply chain management and oversight of our Conflict Minerals Program. Presented the program status to the Executive Vice President and President of Merck Manufacturing Division.

•	Financially supported Conflict Minerals initiatives through our continued membership to the RMI. Merck’s RMI member ID No. is MERK.

Part V: Results of Due Diligence

During this reporting period, we confirmed that none of our Pharmaceutical or Animal Health medicines, vaccines or biologic products contain any 3TG; however, Merck does have reason to believe 3TG is necessary to the functionality or production of a small number of its delivery systems and ancillary devices to support the use of our products. Merck cannot at this time draw any definitive conclusions about the countries of origin for, or the conformant status of, all identified smelters/refiners that may be necessary to its products’ functionality or production. Although our in-scope direct material suppliers have made progress to identify smelters/refiners, not all were able to identify all smelters/refiners in their supply chain. Of all five suppliers who confirmed 3TG was necessary to the functionality or production of their materials or products, four were able to provide the names of the smelters/refiners. For them, approximately 83% of their identified smelters/refiners were at company-level of their upstream suppliers and therefore potentially not relevant to the materials or products they supply to us. Although the information in Appendix I and Appendix II below ultimately may not be completely relevant to any Merck product, given the aforementioned reasons, Merck has chosen to aggregate the smelter/refiner data for all four suppliers and report it in the Appendices below. In addition, our direct material suppliers were not able to provide a complete list of smelters/refiners, nor were they able to provide the countries of origin for the ore that the smelters/refiners were processing. Our efforts to determine the countries of origin for supplier identified smelters/refiners is, as described in this report, reliant on the “conformant” smelter/refiner information provided by RMI, internationally recognized industry associations (e.g., RMI, London Bullion Market Association and Responsible Jewellery Council) and research of publicly available information on other smelters/refiners whose countries of origin information was not provided by RMI (e.g., various government databases and industry/trade organization lists).

Metal	Total Number of Smelters/Refiners Identified By our Direct Material Suppliers	Number of Confirmed Smelters/Refiners	Number of “Conformant” Smelters/Refiners	Number of “Active” Smelters/Refiners
Total	428	216	213	3
Note:
“Confirmed” means smelters/refiners appear on the Standard Smelter List of the RMI's CMRT.
“Conformant” means smelters/refiners are compliant with the RMAP assessment protocols. The compliance status reflected in the table is based solely on information published by RMI as of March 16, 2018.
“Active” is a RMAP designation that means smelters/refiners have committed to undergo a RMAP audit or are participating in one of the cross-recognized certification programs. The active status reflected in the table is based solely on information published by RMI as of March 16, 2018.

Part VI: Future Due Diligence Measures

Merck is continuing to execute the activities described in the Part III “Design of Conflict Minerals Program” and Part IV “Due Diligence Performed” for the next reporting period. Merck will continue to engage and educate our direct suppliers to endeavor to make further progress in identifying the smelters/ refiners in their supply chain that are relevant to our materials and products in the survey. Merck will also continue to encourage our direct material suppliers to influence their upstream suppliers to participate in the RMAP or other equivalent program to become conformant smelters/refiners.

Appendix I: Smelter or Refiner Information

The information provided in the list below is an aggregation of data received from our direct material suppliers and not a confirmation of Conflict Minerals contained in our products. Since most of the identified smelters/ refiners were disclosed at the company-level by our direct material suppliers, Merck is unable to confirm which specific smelters/refiners were actually linked to our products. Therefore, there may be some smelters/ refiners in the list below that do not relate directly to our products. Only the smelters/refiners whose facility names and locations were verified against the RMI's Standard Smelter List are reported below.

Metal	Smelter/Refiner Facility Name	Location of Facility
Gold	Matsuda Sangyo Co., Ltd.*	Japan
Gold	Singway Technology Co., Ltd.*	Taiwan
Gold	METALÚRGICA MET-MEX PEÑOLES, S.A. DE C.V*	Mexico
Gold	Solar Applied Materials Technology Corp.*	Taiwan
Gold	Advanced Chemical Company*	United States
Gold	Metalor Technologies (Hong Kong) Ltd.*	China
Gold	Metalor Technologies (Singapore) Pte., Ltd.*	Singapore
Gold	Metalor Technologies SA*	Switzerland
Gold	Metalor USA Refining Corporation*	United States
Gold	Asahi Refining Canada Limited*	Canada
Gold	Aida Chemical Industries Co., Ltd.*	Japan
Gold	Allgemeine Gold-und Silberscheideanstalt A.G.*	Germany
Gold	Almalyk Mining and Metallurgical Complex (AMMC)*	Uzbekistan
Gold	Mitsubishi Materials Corporation*	Japan
Gold	Mitsui Mining and Smelting Co., Ltd.*	Japan
Gold	Sumitomo Metal Mining Co., Ltd.*	Japan
Gold	Moscow Special Alloys Processing Plant*	Russian Federation
Gold	AngloGold Ashanti*	Brazil
Gold	Nadir Metal Rafineri San. Ve Tic. A.Ş.*	Turkey
Gold	Argor-Heraeus SA*	Switzerland
Gold	Asahi Pretec Corporation*	Japan
Gold	Asaka Riken Co., Ltd.*	Japan
Gold	Tanaka Kikinzoku Kogyo K.K.*	Japan
Gold	Aurubis AG*	Germany
Gold	Nihon Material Co., Ltd.*	Japan
Gold	Bangko Sentral ng Pilipinas (Central Bank of the Philippines)*	Philippines
Gold	Great Wall Precious Metals Co., Ltd. of CBPM*	China
Gold	The Refinery of Shandong Gold Mining Co., Ltd.*	China
Gold	Heimerle + Meule GmbH*	Germany
Gold	Heraeus Metals Hong Kong Ltd.*	China
Gold	Boliden AB*	Sweden
Gold	Heraeus Precious Metals GmbH & Co. KG*	Germany
Gold	Tokuriki Honten Co., Ltd.*	Japan
Gold	Torecom*	Korea, Republic of

Gold	C. Hafner GmbH + Co. KG*	Germany
Gold	Ohura Precious Metal Industry Co., Ltd.*	Japan
Gold	CCR Refinery - Glencore Canada Corporation*	Canada
Gold	Cendres + Métaux SA*	Switzerland
Gold	Umicore Brasil Ltda.*	Brazil
Gold	Umicore Precious Metals Thailand*	Thailand
Gold	Umicore SA Business Unit Precious Metals Refining*	Belgium
Gold	PAMP SA*	Switzerland
Gold	United Precious Metal Refining, Inc.*	United States
Gold	Chimet S.p.A.*	Italy
Gold	Valcambi SA*	Switzerland
Gold	Inner Mongolia Qiankun Gold and Silver Refinery Share Co., Limited*	China
Gold	PT Aneka Tambang (Persero) Tbk*	Indonesia
Gold	Western Australian Mint trading as The Perth Mint*	Australia
Gold	Ishifuku Metal Industry Co., Ltd.*	Japan
Gold	Istanbul Gold Refinery*	Turkey
Gold	Japan Mint*	Japan
Gold	Jiangxi Copper Co., Ltd.*	China
Gold	Daejin Indus Co., Ltd.*	Korea, Republic of
Gold	PX Precinox SA*	Switzerland
Gold	Daye Non-Ferrous Metals Mining Ltd.*	China
Gold	OJSC "The Gulidov Krasnoyarsk Nonferrous Metals	Russian Federation
Gold	Rand Refinery (Pty) Ltd.*	South Africa
Gold	DSC (Do Sung Corporation)*	Korea, Republic of
Gold	Asahi Refining USA Inc.*	United States
Gold	DODUCO Contracts and Refining GmbH*	Germany
Gold	Yokohama Metal Co., Ltd.*	Japan
Gold	Republic Metals Corporation*	United States
Gold	JX Nippon Mining & Metals Co., Ltd.*	Japan
Gold	Kazzinc*	Kazakhstan
Gold	Royal Canadian Mint*	Canada
Gold	Kennecott Utah Copper LLC*	United States
Gold	Dowa*	Japan
Gold	Kojima Chemicals Co., Ltd.*	Japan
Gold	Zhongyuan Gold Smelter of Zhongjin Gold Corporation*	China
Gold	Yamakin Co., Ltd.*	Japan
Gold	Schone Edelmetaal B.V.*	Netherlands
Gold	Eco-System Recycling Co., Ltd.*	Japan
Gold	SEMPSA Joyería Platería SA*	Spain
Gold	Kyrgyzaltyn JSC*	Kyrgyzstan
Gold	Shandong Zhaojin Gold & Silver Refinery Co., Ltd.*	China
Gold	LS-NIKKO Copper Inc.*	Korea, Republic of

Gold	Sichuan Tianze Precious Metals Co., Ltd.*	China
Gold	Materion*	United States
Gold	Navoi Mining and Metallurgical Combinat#	Uzbekistan
Gold	So Accurate Group, Inc.	United States
Gold	Guangdong Jinding Gold Limited	China
Gold	Bangalore Refinery#	India
Gold	Atasay Kuyumculuk Sanayi Ve Ticaret A.S.	Turkey
Gold	Elemetal Refining, LLC	United States
Gold	Caridad	Mexico
Gold	Hunan Chenzhou Mining Co., Ltd.	China
Gold	HwaSeong CJ Co. Ltd	Korea, Republic of
Gold	Chugai Mining	Japan
Gold	Yunnan Copper Industry Co Ltd*	China
Gold	Remondis Argentia B.V.*	Netherlands
Gold	Sabin Metal Corp.	United States
Gold	SAMWON METALS Corp.	Korea, Republic of
Gold	L'azurde Company For Jewelry	Saudi Arabia
Gold	Lingbao Jinyuan Tonghui Refinery Co. Ltd.	China
Gold	Luo yang Zijin Yinhui Metal Smelt Co Ltd	China
Gold	Gold Refinery of Zijin Mining Group Co., Ltd.*	China
Gold	Solikamsk Magnesium Works OAO*	Russian Federation
Gold	Metallurgical Products India Pvt., Ltd.*	India
Gold	Mineração Taboca S.A.*	Brazil
Gold	Guangdong Rising Rare Metals-EO Materiald Ltd.*	China
Gold	Global Advanced Metals Aizu*	Japan
Gold	Global Advanced Metals Boyertown*	United States
Gold	Mitsui Mining and Smelting Co., Ltd.*	Japan
Gold	NPM Silmet AS*	Estonia
Gold	Guangdong Zhiyuan New Material Co., Ltd.*	China
Gold	H.C. Starck Co., Ltd.*	Thailand
Gold	H.C. Starck Tantalum and Niobium GmbH*	Germany
Gold	H.C. Starck Hermsdorf GmbH*	Germany
Gold	H.C. Starck Inc.*	United States
Gold	H.C. Starck Ltd.*	Japan
Gold	H.C. Starck Smelting GmbH & Co. KG*	Germany
Gold	Telex Metals*	United States
Gold	Ningxia Orient Tantalum Industry Co., Ltd.*	China
Gold	Hengyang King Xing Lifeng New Materials Co., Ltd.*	China
Gold	Jiujiang Nonferrous Metal Smelting Co., Ltd.*	China
Gold	Ulba Metallurgical Plant JSC*	Kazakhstan
Gold	Changsha South Tantalum Niobium Co., Ltd.*	China
Tantalum	D Block Metals, LLC*	United States
Tantalum	XinXing Haorong Electronic Material Co., Ltd.*	China

Tantalum	QuantumClean*	United States
Tantalum	JiuJiang JinXin Nonferrous Metals Co., Ltd.*	China
Tantalum	Yichun Jin Yang Rare Metal Co., Ltd.*	China
Tantalum	RFH Tantalum Smeltry Co., Ltd.*	China
Tantalum	KEMET Blue Metals*	Mexico
Tantalum	Kemet Blue Powder*	United States
Tantalum	Duoluoshan	China
Tantalum	Jiangxi Dinghai Tantalum & Niobium Co., Ltd.*	China
Tantalum	Taki Chemical Co., Ltd.*	Japan
Tantalum	Exotech Inc.*	United States
Tantalum	F&X Electro-Materials Ltd.*	China
Tantalum	LSM Brasil S.A.*	Brazil
Tantalum	FIR Metals & Resource Ltd.*	China
Tin	Melt Metais e Ligas S.A.*	Brazil
Tin	Soft Metais Ltda.*	Brazil
Tin	Metallo Belgium N.V. *	Belgium
Tin	Gejiu Kai Meng Industry and Trade LLC*	China
Tin	Yunnan Chengfeng Non-ferrous Metals Co.,Ltd.*	China
Tin	Gejiu Non-Ferrous Metal Processing Co., Ltd*	China
Tin	Mineração Taboca S.A.*	Brazil
Tin	Minsur*	Peru
Tin	Alpha*	United States
Tin	Mitsubishi Materials Corporation*	Japan
Tin	Thaisarco*	Thailand
Tin	O.M. Manufacturing (Thailand) Co., Ltd. *	Thailand
Tin	O.M. Manufacturing Philippines, Inc.*	Philippines
Tin	Operaciones Metalurgical S.A.*	Bolivia
Tin	China Tin Group Co., Ltd.*	China
Tin	PT Aries Kencana Sejahtera*	Indonesia
Tin	PT Artha Cipta Langgeng*	Indonesia
Tin	PT ATD Makmur Mandiri Jaya*	Indonesia
Tin	PT Babel Inti Perkasa*	Indonesia
Tin	PT Babel Surya Alam Lestari#	Indonesia
Tin	PT Bangka Tin Industry*	Indonesia
Tin	PT Belitung Industri Sejahtera*	Indonesia
Tin	PT Bukit Timah*	Indonesia
Tin	White Solder Metalurgia e Mineração Ltda.*	Brazil
Tin	PT Premium Tin Indonesia*	Brazil
Tin	PT DS Jaya Abadi*	Indonesia
Tin	PT Eunindo Usaha Mandiri*	Indonesia
Tin	PT Inti Stania Prima*	Indonesia
Tin	Metallo Spain S.L.U.*	Indonesia
Tin	PT Karimun Mining*	Indonesia

Tin	PT Mitra Stania Prima*	Indonesia
Tin	PT Panca Mega Persada*	Indonesia
Tin	CV Ayi Jaya*	Indonesia
Tin	PT Prima Timah Utama*	Indonesia
Tin	CV Gita Pesona*	Indonesia
Tin	PT Refined Bangka Tin*	Indonesia
Tin	PT Sariwiguna Binasentosa*	Indonesia
Tin	CV United Smelting*	Indonesia
Tin	CV Venus Inti Perkasa*	Indonesia
Tin	PT Stanindo Inti Perkasa*	Indonesia
Tin	PT Sumber Jaya Indah*	Indonesia
Tin	PT Timah (Persero) Tbk Mentok*	Indonesia
Tin	PT Timah (Persero) Tbk Kundur*	Indonesia
Tin	PT Tinindo Inter Nusa*	Indonesia
Tin	PT Tommy Utama*	Indonesia
Tin	Jiangxi Ketai Advanced Material Co., Ltd.*	China
Tin	Yunnan Tin Group (Holding) Company Limited*	China
Tin	Rui Da Hung*	Taiwan
Tin	Dowa*	Japan
Tin	EM Vinto*	Bolivia
Tin	Fenix Metals*	Poland
Tin	Magnu's Minerais Metais e Ligas Ltda.*	Brazil
Tin	Malaysia Smelting Corporation (MSC)*	Malaysia
Tin	Huichang Jinshunda Tin Co. Ltd	China
Tin	CNMC (Guangxi) PGMA Co. Ltd.	China
Tin	Estanho de Rondônia S.A.	Brazil
Tin	Gejiu Zili Mining And Metallurgy Co., Ltd.	China
Tin	Jiangxi New Nanshan Technology Ltd.*	China
Tungsten	Fujian Jinxin Tungsten Co., Ltd.*	China
Tungsten	A.L.M.T. TUNGSTEN Corp.*	Japan
Tungsten	Ganzhou Huaxing Tungsten Products Co., Ltd.*	China
Tungsten	Ganzhou Jiangwu Ferrotungsten Co., Ltd.*	China
Tungsten	Ganzhou Seadragon W & Mo Co., Ltd.*	China
Tungsten	Global Tungsten & Powders Corp.*	United States
Tungsten	Guangdong Xianglu Tungsten Co., Ltd.*	China
Tungsten	Asia Tungsten Products Vietnam Ltd.*	Viet Nam
Tungsten	H.C. Starck Tungsten GmbH*	Germany
Tungsten	H.C. Starck Smelting GmbH & Co. KG*	Germany
Tungsten	Tejing (Vietnam) Tungsten Co., Ltd.*	Vietnam
Tungsten	Nui Phao H.C. Starck Tungsten Chemicals Manufacturing LLC*	Vietnam
Tungsten	Hunan Chenzhou Mining Co., Ltd.*	China
Tungsten	Hunan Chunchang Nonferrous Metals Co., Ltd.*	China
Tungsten	Chenzhou Diamond Tungsten Products Co., Ltd.*	China

Tungsten	Hydrometallurg, JSC*	Russian Federation
Tungsten	Vietnam Youngsun Tungsten Industry Co., Ltd.*	Vietnam
Tungsten	Chongyi Zhangyuan Tungsten Co., Ltd.*	China
Tungsten	Japan New Metals Co., Ltd.*	Japan
Tungsten	Wolfram Bergbau und Hütten AG*	Austria
Tungsten	Jiangwu H.C. Starck Tungsten Products Co., Ltd.*	China
Tungsten	Xiamen Tungsten (H.C.) Co., Ltd.*	China
Tungsten	Xiamen Tungsten Co., Ltd.*	China
Tungsten	Jiangxi Gan Bei Tungsten Co., Ltd.*	China
Tungsten	Xinhai Rendan Shaoguan Tungsten Co., Ltd.*	China
Tungsten	Jiangxi Tonggu Non-ferrous Metallurgical & Chemical Co., Ltd.*	China
Tungsten	Jiangxi Xinsheng Tungsten Industry Co., Ltd.*	China
Tungsten	Jiangxi Yaosheng Tungsten Co., Ltd.*	China
Tungsten	Kennametal Fallon*	United States
Tungsten	Kennametal Huntsville*	United States
Tungsten	Malipo Haiyu Tungsten Co., Ltd.*	China
Tungsten	Jiangxi Minmetals Gao'an Non-ferrous Metals Co., Ltd.	China

Note: As used in the table, the terms “conformant” and “active” have the meanings defined by the RMI. The compliance status reflected in the table is based solely on information made publicly available by the RMI as of March 16, 2018 without independent verification by us.

* Conformant smelter/refiner

# Active smelter/refiner

Appendix II: Country of Origin Information

The countries of origin of the Conflict Minerals processed by the smelters/refiners listed above may have included the countries listed below, based on information provided by the RMI to its members for the “conformant” smelters/refiners and our independent research of all other smelters/refiners disclosed. Because the RMI generally does not indicate individual country of origin of the Conflict Minerals processed by “conformant” smelters/refiners, we were not able to determine the countries of origin of the Conflict Minerals processed by the listed “compliant” smelters/ refiners with greater specificity. In addition, for some of the listed “conformant” smelters/refiners, the country of origin information is not disclosed by RMI.

L1 - Level 1 countries that are not identified as conflict regions or plausible areas of smuggling or export from the DRC and its nine adjoining countries.
Argentina, Australia, Austria, Benin, Bolivia, Brazil, Burkina Faso, Cambodia, Canada, Chile, China, Colombia, Ecuador, Eritrea, Ethiopia, France, Germany, Ghana, Guatemala, Guinea, Guyana, Honduras, India, Indonesia, Japan, Kazakhstan, Laos, Madagascar, Malaysia, Mali, Mexico, Mongolia, Myanmar, Namibia, Nicaragua, Nigeria, Panama, Peru, Portugal, Russian Federation, Senegal, Sierra Leone, Spain, Thailand, Togo, United Kingdom, United States of America, Uzbekistan, Vietnam, Zimbabwe.

L2 - Level 2 countries that are known or plausible countries for smuggling, exporting out of region or transit of materials containing tantalum, tin, tungsten or gold: Mozambique and South Africa.
L3 - Level 3 countries that are defined as the DRC and its nine adjoining countries: Burundi, Rwanda, and Uganda.
DRC - The Democratic Republic of the Congo.